EXHIBIT 5.1

[Letterhead of Patton Boggs LLP]

March 23, 2004

Commercial Capital Bancorp, Inc.

Board of Directors

One Venture, 3rd Floor

Irvine, California 92618

RE:	Commercial Capital Bancorp, Inc. Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We have acted as special counsel to Commercial Capital Bancorp, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of up to 23,457,407 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company pursuant to an Agreement and Plan of Merger, dated as of January 27, 2004 (the “Merger Agreement”), by and between the Company, CCBI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and Hawthorne Financial Corporation, a Delaware corporation.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise indicated to our satisfaction, of (i) the Registration Statement of the Company on Form S-4 originally filed with the Securities and Exchange Commission (the “Commission”) on March 23, 2004 (the “Registration Statement”); (ii) the form of certificates to be used to represent the Shares, (iii) the Articles of Incorporation and Bylaws of the Company, as amended to date; (iv) resolutions adopted by the Board of Directors of the Company relating to the Merger Agreement and the issuance of Shares; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any other facts material to this opinion which we did

Commercial Capital Bancorp, Inc.

March 23, 2004

not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company and others.

The opinion is limited in all respects to matters of Federal law and the law of the State of Nevada, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and assuming the due execution and delivery of certificates representing the Shares in the form examined by us, we are of the opinion that the Shares to be issued by the Company pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinion” in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    PATTON BOGGS LLP

PATTON BOGGS LLP